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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings

                   (In thousands, except for per share data)

                                                     Years Ended December 31,
                                                    ---------------------------
                                                      1994      1995      1996
                                                    --------  --------  -------
Net income (loss)                                   $(1,618)  $(1,273)  $(9,654)

Common Stock:

  Primary Earnings Per Share
    Shares outstanding from beginning of
      period                                         11,771    15,211    19,049
    Dilutive effect of common stock equivalents         233      --        --
    Pro-rata shares--stock issuances                    563     3,166       690
                                                    -------   -------   -------
    Weighted average shares - primary                12,567    18,377    19,739
                                                    -------   -------   -------
    Primary earnings (loss) per common share        $   .13   $  (.07)  $  (.49)
                                                    -------   -------   -------

  Fully Diluted Earnings Per Share
    Fully dilutive effect of common stock
      equivalents (in addition to primary shares)       147      --        --
    Weighted average shares - fully diluted          12,714    18,377    19,739
                                                    -------   -------   -------
    Fully diluted earning (loss) per common share   $   .13   $  (.07)  $  (.49)
                                                    -------   -------   -------